EXHIBIT 99.3

NEWS RELEASE

For Immediate Release	Contacts: Howard Kaminsky, Exec. VP-CFO
(818) 949-5386
Leigh Parrish, Financial Dynamics
(212) 850-5651
Rachel Albert, Financial Dynamics
(212) 850-5706

SPORT CHALET EXECUTED STOCK DIVIDEND

Los Angeles, California - (September 30, 2005) - Sport Chalet, Inc. (the “Company”) (Nasdaq: SPCHB, SPCHA) today announced that as part of the recapitalization plan that was approved at the annual meeting of stockholders, the Company yesterday paid a stock dividend to stockholders of record on September 22, 2005. Under the terms of the stock dividend, each stockholder will receive seven shares of Class A Common Stock for each share of Class B Common Stock held on the record date. As of today, the Class B Common Stock commenced trading ex-dividend of the Class A Common Stock dividend described above. The Class A Common Stock trades under the ticker symbol SPCHA.

As previously announced, on Wednesday, September 21, 2005, the Company’s common stock commenced trading under the ticker symbol SPCHB. The commencement of trading of Class B Common Stock followed the approval of the Company’s recapitalization plan at its annual meeting of stockholders which resulted in the reclassification of each outstanding share of common stock into 0.25 shares of Class B Common Stock.

About Sport Chalet, Inc.
Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California and Southern Nevada. The Company offers over 40 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune up and repair throughout its current 36 locations. The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of implementing the Company’s expansion plans and maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.